EXHIBIT 5.1

Cane Clark LLP				3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Chad Wiener+	Scott P. Doney~	Telephone: 702-312-6255
Facsimile: 702-944-7100
Email: sdoney@caneclark.com

July 28, 2005

Mongolian Explorations, Ltd.
750 West Pender Street, Suite 1605,
Vancouver, British Columbia, Canada, V6C 2T8

Re:  Mongolian Explorations, Ltd., Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Mongolian Explorations, Ltd., a Nevada corporation (the "Company"), in connection with the preparation of the recently amended registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 6,000,000 shares of the Company’s common stock and 1,350,000 shares held by the selling shareholders described in the Registration Statement.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the 1,350,000 shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable. Further, we are of the opinion that the 6,000,000 shares of common stock to be sold by the company, upon proper payment therefore, will be validly issued, fully paid and nonassessable.

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Nevada, Colorado and District of Columbia Bars
+ Illinois, and Wisconsin State Bars ~Nevada

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/    Kyleen E. Cane
CANE CLARK, LLP
Kyleen E. Cane, Esq.